    As filed with the Securities and Exchange Commission on February 8, 2000
                                                   Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

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                              BIONX IMPLANTS, INC.
             (Exact name of registrant as specified in its charter)

           PENNSYLVANIA                                        22-3458598
  (State or other jurisdiction                              (I.R.S. employer
of incorporation or organization)                        identification number)

                            1777 SENTRY PARKWAY WEST
                             GWYNEDD HALL, SUITE 400
                          BLUE BELL, PENNSYLVANIA 19122
               (Address of principal executive offices; zip code)

                            ------------------------

                              BIONX INVESTMENT PLAN
                            (Full title of the plan)

                          GERARD S. CARLOZZI, PRESIDENT
                              BIONX IMPLANTS, INC.
                            1777 SENTRY PARKWAY WEST
                             GWYNEDD HALL, SUITE 400
                          BLUE BELL, PENNSYLVANIA 19122

                                 (215) 643-5000
                      (Name, address and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                            PETER H. EHRENBERG, ESQ.
                              LOWENSTEIN SANDLER PC
                              65 LIVINGSTON AVENUE
                           ROSELAND, NEW JERSEY 07068
                                 (973) 597-2500

                            ------------------------


                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                            Proposed             Proposed
Title of Securities                Amount to be         Maximum Offering      Maximum Aggregate            Amount of
to be Registered                    Registered          Price per Share(2)    Offering Price (2)        Registration Fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.0019 per share                500,000 shares (1)         $4.1875                  $2,093,750            $552.75
=========================================================================================================================

(1) Plus such additional shares of Common Stock as may be issuable pursuant to the anti-dilution provisions of the Registrant's Investment Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933 on the basis of the average of the high and low sale prices for a share of Common Stock on the National Market System of Nasdaq on February 4, 2000.

================================================================================

           PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate" into this Registration Statement information we file with it in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this Registration Statement, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this Registration Statement, and all future documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we file a post-effective amendment which indicates that all shares offered have been sold or which deregisters all shares then remaining unsold.

         (1) our Annual Report on Form 10-K, as amended, for the year ended December 31, 1998;

         (2) our Quarterly Reports on Form 10-Q, as amended, for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999; and

         (3) the description of our common stock contained in our definitive proxy materials for our 1999 annual meeting of shareholders.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 1741 of the Pennsylvania Business Corporation Law (the "BCL") permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement reasonably incurred by them in connection with any pending, threatened or completed action or proceeding to which they were or are parties or were threatened to be made parties by reason of the fact that they are or were directors or officers of the corporation.

         The BCL also permits indemnification against expenses reasonably incurred in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Under the BCL, court approval is required with respect to any payment made with respect to a derivative action. Furthermore, the BCL provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of


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the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

         The Registrant's Articles of Incorporation contain the following provisions concerning indemnification:

         "ARTICLE 10:

                  Section 1. Every person who is or was a director of officer of the Company shall be indemnified by the Company to the fullest extent allowed by the BCL against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or officer or of serving or having served in any capacity with any other enterprise at the request of the Company, whether or not that person is a director or officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred.

                  Section 2. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) agents of the Company (and any other persons to which Pennsylvania law permits the Company to provide indemnification) through bylaw provisions, agreements with such agents or other persons, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by the BCL subject only to limited created by applicable Pennsylvania law (statutory or non-statutory), with respect to actions for breach of duty to the Company, its shareholders and others."

                  The Registrant's Articles of Incorporation also contain the following provision concerning the personal liability of directors:

         "ARTICLE 9:

                  Section 1. To the fullest extent permitted by the BCL as the same exists or as may hereafter be amended, a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director."

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

         The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.


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ITEM 9.  UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


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         (c) Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Bell, in the Commonwealth of Pennsylvania, on February 8, 2000.

                                          BIONX IMPLANTS, INC.


                                          By: /s/ Gerard S. Carlozzi
                                              ----------------------------------
                                              Gerard S. Carlozzi, President


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 8, 2000.


Signature                                          Title
---------                                          -----

/s/ Gerard S. Carlozzi                             President, Chief Executive
------------------------------                     Officer and Director
Gerard S. Carlozzi



------------------------------                     Director
David J. Bershad


/s/ Anthony J. Dimun*
------------------------------                     Director
Anthony J. Dimun



------------------------------                     Director
David H. MacCallum


/s/ Pertti Tormala*
------------------------------                     Director
Pertti Tormala


/s/ Terry D. Wall*
------------------------------                     Director
Terry D. Wall


/s/ Drew Karazin*
------------------------------                     Vice President-Finance and
Drew Karazin                                       Chief Financial Officer


* By: /s/ Gerard S. Carlozzi
      ----------------------
      Gerard S. Carlozzi,
      Attorney-in-Fact


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

                                  EXHIBIT INDEX

         4.1 Articles of Incorporation of the Registrant are incorporated herein by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1999.

         4.2 By-laws of the Registrant are incorporated herein by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1999.

         5.1        Opinion of Lowenstein Sandler PC.

         23.1       Consent of KPMG LLP.

         23.2       Consent of Lowenstein Sandler PC is included in Exhibit 5.1.

         24.1       Power of Attorney.


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